Exhibit 99.1

American Eagle Outfitters Reports First Quarter Results

6.3.20

Digital demand accelerated, fueled by brand health and strong customer engagement

Aerie’s brand momentum continues

Early adoption of best-in-class health and safety measures for associates and customers

Fortified balance sheet provides foundation as AEO prepares to emerge with strength

PITTSBURGH — (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today reported EPS of ($1.54) for the 13 weeks ended May 2, 2020. This compared to $0.23 for the 13 weeks ended May 4, 2019. Adjusted EPS of ($0.84) this year excluded $0.70 of impairment and restructuring charges discussed below and compared to adjusted EPS of $0.24 last year, which excluded $0.01 of restructuring costs.

Jay Schottenstein, AEO’s Chairman and Chief Executive Officer commented, “In the midst of this unprecedented crisis, the strong character of our company and associates has been apparent. I’m extremely proud of the team’s agility and humanity as we have taken immediate actions to ensure the health and safety of our people, preserve financial strength and prepare AEO for a new future. Store closures and aggressive inventory liquidation had a significant impact on our first quarter financials. Yet customer engagement remained high and digital demand accelerated, well-exceeding our expectations. Aerie’s performance was truly exceptional despite store closures.”

“I’m very pleased to see stores re-opening strong, supported by industry-leading health and sanitization measures to ensure safe and secure stores for our associates and customers. American Eagle and Aerie will be well-positioned for the back-to-school and fall seasons. We will offer compelling new collections and deliver the best customer experiences. AEO entered this crisis with a strong balance sheet and two of the most recognized, trusted and loved brands. Recent liquidity measures will protect our financial strength and enable us to continue to invest in our business, further solidifying our competitive position. We view this moment as an inflection point to accelerate strategies to emerge stronger, leaner, and more agile to effectively win in a post-COVID-19 world.”

Adjusted amounts represent Non-GAAP results, as described in the accompanying GAAP to Non-GAAP reconciliations.

First Quarter 2020 Results

•	Total net revenue for the 13 weeks ended May 2, 2020 decreased $335 million, or 38% to $552 million compared to $886 million for the 13 weeks ended May 4, 2019.

•	By brand, American Eagle revenue decreased 45%, following a 5% increase last year. Aerie’s revenue decreased 2%, following a 28% increase last year.

•

The company’s digital demand, as measured by ordered sales, increased 33%. Aerie rose 75% and AE increased 15%. First quarter digital reported revenue was up 9%, reflecting strong demand, partly offset by temporary delays in fulfillment that led to higher than normal DC backlogs. The company has since reduced backlogs from mid-April peaks.

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Gross profit of $28 million compared to $325 million last year. The gross margin rate of 5.1% compared to 36.7% last year. The gross profit dollar decline primarily reflected the reduction in store revenue, markdowns and promotions to clear through AE spring and summer goods, and $60 million in inventory provisions. The company also experienced buying, occupancy and warehousing pressure as a rate to revenue, due to the sales decline.

•	Selling, general and administrative expense of $188 million decreased $43 million from $231 million last year, primarily due to lower store operating expenses during closures.

•	Depreciation and amortization expense of $43 million decreased $2 million from $45 million last year.

•

Operating loss of $358 million compared to income of $48 million last year. Adjusted operating loss of $203 million this year excluded $156 million of impairment and restructuring charges and compared to adjusted operating income of $49 million last year, which excluded $1.5 million of restructuring charges.

•

EPS of ($1.54) compared to EPS of $0.23 last year. Adjusted EPS of ($0.84) excluded $0.70 of impairment and restructuring costs and compared to adjusted EPS of $0.24 last year, which excluded $0.01 of restructuring costs.

Impairment and Restructuring Charges

In the first quarter of 2020, the company incurred impairment and restructuring charges of approximately $156 million pre-tax, or $0.70 per share after-tax, primarily reflecting impairments of 272 stores due to COVID-19-related store closures. In addition, the company impaired certain corporate and other assets and incurred restructuring charges. In the first quarter of 2019, the company incurred restructuring charges of $1.5 million pre-tax, or $0.01 per share after-tax.

Inventory

Total ending inventory at cost decreased $34 million or 8% to $422 million. The company continues to clear through AE spring and summer merchandise to position both brands for new back-to-school collections in late July. Inventory optimization initiatives currently being implemented will streamline assortments, provide greater alignment of inventory to sales plans and better utilize supply chain strengths to chase product demand.

Capital Expenditures

In the first quarter of 2020, capital expenditures totaled $34 million. In order to preserve financial liquidity in response to COVID-19, the company has reduced its fiscal 2020 capital spending plans to a range of $100 to $125 million, prioritizing strategic customer-centric and supply chain investments aimed at further strengthening its competitive position.

Shareholder Returns, Cash and Investments

To preserve liquidity, the company has suspended its second quarter dividend and at this point does not anticipate declaring a dividend for the rest of this year. As previously announced, the company’s first quarter cash dividend was deferred until 2021 and will be payable on April 23, 2021 to stockholders of record at the close of business on April, 9 2021. Early in the first quarter of 2020, the company repurchased approximately 1.7 million shares for $20 million. The company ended the quarter with total cash and short-term investments of $886 million, an increase from $350 million last year, due to $406 million in proceeds from the recent convertible notes offering and $330 million in borrowings from its revolving credit facility.

Health and Safety

In response to COVID-19, the company has taken numerous actions to protect associates and customers, including:

•	Hiring a medical consultant to advise leadership on health and safety best practices

•	Instituting work from home in mid-March, ahead of stay-at-home orders

•	Providing masks, gloves, thermal temperature scanners, staggered schedules, social distancing protocols and nurses on site at all distribution facilities

•

Implementing best in class protocols in re-opened stores, including a sanitization station and masks for all customers, plexiglass health guard partitions at registers, enhanced cleaning routines and protocols and marketing to encourage social distancing

•	Extending temporary store closures in regions where state and local governments have not yet lifted stay-at-home orders

Additional Actions Taken in Response to COVID-19

The company has taken the following additional actions in response to the COVID-19 crisis:

•	Suspending its share repurchase program, deferring payment of the first quarter 2020 cash dividend and suspending its second quarter 2020 cash dividend

•	Temporarily furloughing store, field and corporate associates beginning April 5, while continuing to pay health insurance premiums for all furloughed associates

•	Cutting inventory receipts to align with lower demand due to store closures

•	Reducing operating expenses, including suspending merit increases for associates, implementing a hiring freeze and other cost saving initiatives

•	Reducing capital expenditures across stores, information technology and other projects

•	Borrowing $330 million from its $400 million revolving credit facility and issuing $415 million convertible notes due 2025

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 25 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including second quarter 2020 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for the second quarter 2020 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: our inability to respond to changes in e-commerce and leverage omni-channel demands; risks associated with pricing pressure; the ongoing impact of the coronavirus (COVID-19) pandemic on global economic conditions, our customers’ discretionary income, freedom of movement, and the related impacts to our operations and financial results, which are difficult to accurately predict; the possibility that we may be required to take additional store impairment charges; the risk that we may not achieve our business priorities and strategies; our inability to anticipate and respond to changing consumer preferences; the seasonality of our business; our inability to achieve planned store financial performance; risks related to international merchandise sourcing and foreign trade, including supply chain issues and increasing pricing for raw materials; risks related to store openings and potential closures; our inability to gain market share in the face of declining shopping center traffic; risks associated with leasing substantial amounts of space; risks relating to our efforts to expand internationally; challenges with information technology systems, including safeguarding against security breaches; and other changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, all of which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	May 2, 2020	February 1, 2020	May 4, 2019
ASSETS
Cash and cash equivalents	$855,769	$361,930	$304,671
Short-term investments	29,956	55,000	45,000
Merchandise inventory	421,729	446,278	456,160
Accounts receivable	106,751	119,064	73,836
Prepaid expenses and other	144,733	65,658	70,936

Total current assets	1,558,938	1,047,930	950,603

Property and equipment, net	667,258	735,120	744,670
Operating lease right-of-use assets	1,292,769	1,418,916	1,444,225
Intangible assets, including goodwill	51,973	53,004	57,221
Non-current deferred income taxes	25,612	22,724	20,951
Other assets	33,561	50,985	37,683

Total Assets	$3,630,111	$3,328,679	$3,255,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$177,124	$285,746	$231,760
Current portion of operating lease liabilities	328,366	299,161	266,819
Accrued income and other taxes	2,405	9,514	25,146
Accrued compensation and payroll taxes	21,622	43,537	29,425
Dividends payable	22,756	—	—
Unredeemed gift cards and gift certificates	48,503	56,974	42,025
Other current liabilities and accrued expenses	61,451	56,824	54,622

Total current liabilities	662,227	751,756	649,797

Long-term debt, net	642,972	—	—
Non-current operating lease liabilities	1,303,296	1,301,735	1,328,663
Other non-current liabilities	24,633	27,335	35,142

Total non-current liabilities	1,970,901	1,329,070	1,363,805

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	646,350	577,856	570,443
Accumulated other comprehensive income	(55,050)	(33,168)	(35,354)
Retained earnings	1,826,413	2,108,292	2,028,627
Treasury stock	(1,423,226)	(1,407,623)	(1,324,461)

Total stockholders’ equity	996,983	1,247,853	1,241,751

Total Liabilities and Stockholders’ Equity	$3,630,111	$3,328,679	$3,255,353

Current Ratio	2.35	1.39	1.46

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis
	13 Weeks Ended
	May 2, 2020	% of Revenue	May 4, 2019	% of Revenue
Total net revenue	$551,692	100.0%	$886,290	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	523,386	94.9%	561,369	63.3%

Gross profit	28,306	5.1%	324,921	36.7%
Selling, general and administrative expenses	188,197	34.1%	230,741	26.0%
Impairment and Restructuring charges	155,619	28.2%	1,543	0.2%
Depreciation and amortization expense	42,730	7.7%	44,791	5.1%

Operating (loss) income	(358,240)	-64.9%	47,846	5.4%
Other (expense) income, net	(3,129)	-0.6%	4,182	0.5%

(Loss) income before income taxes	(361,369)	-65.5%	52,028	5.9%
(Benefit) provision for income taxes	(104,207)	-18.9%	11,276	1.3%

Net (loss) income	$(257,162)	-46.6%	$40,752	4.6%

Net (loss) income per basic share	$(1.54)		$0.24
Net (loss) income per diluted share	$(1.54)		$0.23

Weighted average common shares outstanding - basic	166,781		172,598
Weighted average common shares outstanding - diluted	166,781		174,073

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	May 2, 2020
	Operating Loss	Net Loss	Diluted loss per Common Share
GAAP Basis	$(358,240)	$(257,162)	$(1.54)
% of Revenue	-64.9%	-46.6%

Add: Asset Impairment & Restructuring Charges(1):	155,619	116,965	0.70

Non-GAAP Basis	$(202,621)	$(140,197)	$(0.84)
% of Revenue	-36.7%	-25.4%

(1)	$155.6 million pre-tax impairment and restructuring charges:

  - $84.1 million related to the impairment of operating ROU assets of 272 stores

  - $51.5 million related to the impairment of certain corporate and store property and equipment

  - $18.0 million of impairment of certain cost and equity method investments

  - $2.0 million of corporate severance charges

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	May 4, 2019
	Operating Income	Diluted Earnings per Common Share
GAAP Basis	$47,846	$0.23
% of Revenue	5.4%

Add: Restructuring Charges(1):	1,543	0.01

Non-GAAP Basis	$49,389	$0.24
% of Revenue	5.6%

(1)	- $1.5 million for pre-tax corporate restructuring charges, primarily consisting of severance and closure costs for our company-owned and operated stores in China

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

DEMAND SALES & TOTAL REVENUE BY BRAND

Q1 2020 vs. Q1 2019

(unaudited)

	Aerie Brand % Change	AE Brand % Change	Total(4) % Change
Digital:
Digital Demand (Ordered sales)(1)	75%	15%	33%
Total Net Revenue(1)	47%	-1%	9%

Total(2):
Total Demand(3)	12%	-41%	-31%
Total Net Revenue	-2%	-45%	-38%

(1)	Digital Demand Sales represent sales orders placed through our e-commerce channels during the period.

Total Net Revenue represents revenue recognized in accordance with the Company’s revenue recognition policies, which reflect revenue upon the customer receipt date of the merchandise.

Total Net Revenue does not include revenue for orders not yet shipped to or received by customers, which was negatively impacted during Q1 2020 due to delays in fulfillment from higher than normal distribution center backlogs.

(2)	Total includes Direct, Stores, and International
(3)	Total Demand represents Digital demand sales plus total store revenue
(4)	Total includes Aerie Brand, AE Brand, and Todd Snyder

AMERICAN EAGLE OUTFITTERS, INC.

Earnings Before Interest and Taxes

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	13 Weeks Ended
	May 2, 2020	May 4, 2019
Net (Loss) Income	$(257,162)	$40,752
Add: (Benefit) provision for income taxes	(104,207)	11,276
Add: Depreciation and amortization	42,730	44,791
Add: Interest expense (income), net	146	(1,954)

EBITDA	$(318,493)	$94,865
Add: Impairment and restructuring(1) (2)	155,619	1,543

Adjusted EBITDA	$(162,874)	$96,408

(1)	$155.6 million pre-tax impairment and restructuring charges:

  - $84.1 million related to the impairment of operating ROU assets of 272 stores

  - $51.5 million related to the impairment of certain corporate and store property and equipment

  - $18.0 million of impairment of certain cost and equity method investments

  - $2.0 million of corporate severance charges

(2)	- $1.5 million for pre-tax corporate restructuring charges, primarily consisting of severance and closure costs for our company-owned and operated stores in China

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

First Quarter
2020
Consolidated stores at beginning of period	1,095
Consolidated stores opened during the period
AE Brand	2
Aerie stand-alone	1
Tailgate Clothing Co.	0
Todd Snyder	0
Consolidated stores closed during the period
AE Brand	(4)
Aerie stand-alone	(1)
Tailgate Clothing Co.	0

Total consolidated stores at end of period	1,093
AE Brand	938
Aerie stand-alone	148
Aerie side-by-side(2)	175
Tailgate Clothing Co.	5
Todd Snyder	2

Stores remodeled and refurbished during the period	1
Total gross square footage at end of period (in ‘000)	6,822

International license locations at end of period (1)	215

Aerie Openings
Aerie stand-alone	1
Total Aerie side-by-side stores (2)	1

Total Aerie Openings	2

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.
(2)	Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.